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                                                                    Exhibit 99

FOR IMMEDIATE RELEASE              Contact:  Steven T. Sabatini
                                             Senior Executive V.P. &
                                             Chief Financial Officer
                                             (914) 365-4615

                   U.S.B. HOLDING CO., INC., PARENT OF
                UNION STATE BANK AND TARRYTOWNS BANK, FSB,
                   REPORTS THIRD QUARTER 1998 EARNINGS


Orangeburg, NY, October 23, 1998 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company") with consolidated assets of $1.236 billion, the parent company of Union State Bank (the "Bank"), and Tarrytowns Bank, FSB ("Tarrytowns") today announced the Company's earnings for the third quarter of 1998. Before non-recurring expenses after tax related to the acquisition of Tappan Zee Financial, Inc. ("merger related expenses"), the Company earned $3.2 million for the three months ended September 30, 1998 compared to $2.9 million for the comparable period in 1997, an increase of 8.5%. Excluding merger related expenses, diluted earnings per share were $0.21 per share compared to $0.19 per share in the previous period, an increase of 10.5%. For the nine months ended September 30, 1998, net income before merger related expenses was $11.7 million compared to $8.3 million in the same period of 1997, an increase of 41.6%. Diluted earnings per share before the effect of merger related expenses were $0.78 per share for the nine month period ended September 30, 1998 compared to $0.55 per share in the prior year period, an increase of 41.8%.

      The nine month 1998 period also includes a reduction of tax expense, net of associated expenses, of approximately $1.9 million resulting from tax free liquidating distributions of earnings from the Bank's Real Estate Investment Trust Subsidiary, U.S.B. Realty Corp. Excluding this tax benefit and merger related expenses ($3.2 million after tax for both the three and nine months ended September 30, 1998), net income for the nine months ended September 30, 1998 was $9.8 million, or $0.65 per diluted share, 18.5% or 18.2% higher than the comparable 1997 period, respectively.

     Net income after merger related expenses was $10,000 for the three month period ended September 30, 1998. For the nine months ended September 30, 1998, net income after merger related expenses and the tax benefit related to U.S.B. Realty Corp. was $8.5 million, an increase of 3.2% over the prior year. The related diluted earnings per share were $0.57 per share compared to $0.55 per share in the prior year, an increase of 3.6%.

     Income and merger related expenses before income taxes, for the three month period ended September 30, 1998 increased to $4.9 million from $4.2 million in the prior year period, a 16.6% increase. For the nine months ended September 30, 1998, income and merger related expenses before income taxes increased to $14.4 million compared to $12.0 million in the prior year, an increase of 19.4%. These increases reflect higher net interest income as a result of increases in earning assets offset by a decline in the net interest spread, higher non-interest income and security
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gains (for the nine month period), and a lower provision for loan losses as a result of improvement in the credit quality of the loan portfolio compared to the prior year, offset by lower security gains (for the three month period) and an increase in non-interest expense to support increased volume, and professional fees incurred in connection with the liquidation of U.S.B.
Realty Corp.

     The results of operations reflect the acquisition of Tappan Zee Financial, Inc., and its wholly-owned subsidiary, Tarrytowns Bank, FSB, which was completed on August 31, 1998. Operating results for all periods have been presented on a combined basis in accordance with the pooling-of-interests accounting method. Summarized financial data for the Company is attached.

     Hales commented that, "The continuing increase in core earnings in 1998 on an operating basis validates the Company's strategy of growth in the Rockland and Westchester Counties marketplace. The acquisition of Tappan Zee Financial, Inc. further complements the Company's growth and commitment to this market."

     Hales also commented that, "Including the Bennett Funding Group ("Bennett") loans, the Company's non-performing assets were approximately one-half percent of total assets at September 30, 1998, compared to 0.80% at December 31, 1997." As a result of a favorable ruling by the Bankruptcy Court with jurisdiction over Bennett in the second quarter of 1998, the Bank collected an initial payment of $1.3 million of the $3.3 million in loans to Bennett. Additional collections are anticipated. The Bank does not yet know the extent of losses that may be incurred on these loans, if any.

     The Company's common stock is listed on the American Stock Exchange trading under the symbol "UBH." The Company operates through its two banking subsidiaries, Union State Bank, a commercial bank with twenty-two locations in Rockland and Westchester Counties, and Tarrytowns Bank, FSB, a federally chartered savings bank with two branches in Westchester County.

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
                            U.S.B. HOLDING CO., INC.

                         SELECTED FINANCIAL INFORMATION
                  (in thousands, except ratios and share data)
                            Nine  Months Ended            Three Months Ended
                               September 30,                 September 30,
                            1998            1997           1998        1997
                           ------          ------         ------      ------
Consolidated summary
  of operations:
Interest income          $   67,401   $     58,932    $   23,035    $   20,781
  Interest expense           35,518         30,633        12,052        11,102
                             ------         ------        ------        ------
  Net interest income        31,883         28,299        10,983         9,679
  Provision for loan losses     931          2,002           311           521
  Non-interest income         2,964          2,881         1,129           923
  Net security gains and
  gain on sale of loans       1,091            803            31           276
  Non-interest expense       20,650         17,956         6,930         6,153
  Acquisition charge          4,190             --         4,190            --
                             ------         ------         -----         -----
  Income before income taxes 10,167         12,025           712         4,204
  Provision for income taxes  1,618          3,738           702         1,258
                             ------         ------         -----         -----
  Net income              $   8,549      $   8,287        $   10     $   2,946
Consolidated share data:  ---------      ---------        ------     ---------
                          ---------      ---------        ------     ---------
  Basic earnings per share$    0.61      $    0.59        $   --     $    0.21
  Diluted earnings per
  share                   $    0.57      $    0.55     $      --     $    0.19
Weighted average shares  14,013,969     13,908,103     14,115,965   13,911,977
Adjusted weighted average
shares                   15,106,735     14,979,206     15,125,336   15,124,817

Ratios:
     Return on average assets  0.96%          1.06%           --%       1.08%
     Return on average common
      stockholders' equity    12.78%         14.19%           --%      14.69%

                           September 30,        December 31,    September 30,
                                  1998                1997             1997
Consolidated balance sheet  ------------         -----------     ------------
data at period end:
Securities available for sale,
 at estimated fair value    $     373,409       $     266,589    $     257,506
   Securities held to maturity     66,610             172,708          152,583
   Loans, net of unearned income
    and fees                      695,760             621,992          604,221
   Allowance for loan losses        9,002               8,260            7,977
   Total assets                 1,236,043           1,152,743        1,105,664
   Deposits                       965,352             902,788          901,339
   Borrowings                     140,711             133,803           93,500
   Corporation - Obligated
    mandatory redeemable capital
    securities of subsidiary trust 20,000              20,000           20,000
   Stockholders' equity            95,640              84,437           82,020
   Tier 1 Capital           $     112,168       $     102,934    $     101,498
   Book value per share
    at period end           $        6.65       $        5.99    $        5.83

Common shares outstanding at
 period end                    14,392,513          14,085,191        7,032,224*

* Before two-for-one stock split in 1997.

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